EXHIBIT 21.1

                SUBSIDIARIES OF TRINITY LEARNING CORPORATION

CBL Global Corp., Utah 94-3355826
TouchVision, Inc., California 33-0649770
River Murray Training Proprietary Ltd. CAN 087 953 142, South Australia Competency Based Learning Pty. Ltd. CAN 084 763 780, South Australia ACN 082 126 501 Pty. Ltd., South Australia
Riverbend Group Holdings (Pty) Ltd. 1998/0016713/07, South Africa eLearning Systems (Pty) Ltd 1998/001591/07, South Africa
Reusable Objects (Pty) Ltd 1997/022039/07, South Africa
Learning Strategies (Pty) Ltd 1997/020417/07, South Africa
Learning Advantage (Pty) Ltd 2000/028180/07, South Africa eDegree (Pty) Ltd. 2000/005620/07, South Africa
Ayrshire Trading Limited 500829, British Virgin Islands